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                                                                     EXHIBIT 3.3

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                             VIRTUAL TELECOM, INC.


     Virtual Telecom, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

     I. The amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 and has been consented to in writing by the Directors pursuant to a resolutions adopted at regular meeting of the Board of Directors held on February 17, 1999 and by the stockholders of the Corporation by a Written Consent of a majority of the outstanding shares entitled to vote thereon in accordance with Section 228 of the General Corporation Law of the State of Delaware.

     II. ARTICLE I of the Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

                                  "ARTICLE I
                              Name of Corporation

     The name of this corporation is FirstQuote Inc."


     IN WITNESS WHEREOF, the undersigned hereby duly executes this Certificate of Amendment hereby declaring and certifying under penalty of perjury that this is the act and deed of the Corporation and the facts herein stated are true, this 6th day of May 1999.


                                       /s/ NEIL GIBBONS
                                       ------------------------------------
                                       Neil Gibbons, President